Exhibit 2.1

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT, dated this August 7, 2012 (the “Agreement”), is made by and between [name of the shareholder] (the “Shareholder”) and China Commercial Credit, Inc., a company incorporated under the laws of the State of Delaware (“CCC”) (individually “Party” or collectively “Parties”).

RECITALS

WHEREAS, CCC has agreed to transfer to, and the Shareholder has agreed to acquire from CCC, _______ shares of CCC’s common stock (“CCC Shares”), which shall constitute ___% of the CCC’s issued and outstanding common stock. In exchange, the Shareholder has agreed to transfer to CCC, and CCC has agreed to acquire from the Shareholder one share of [BVI Entity], a company incorporated under the laws of British Virgin Islands (the “BVI Shares”), which constitutes 100% of the BVI Entity’s issued and outstanding shares.

NOW, THEREFORE, for and in consideration of the foregoing premises, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION I
EXCHANGE OF SHARES AND DELIVERY

1.1           Share Exchange.  Upon execution of the Agreement, CCC shall transfer _______ shares of its Common Stock, representing ____% of its issued and outstanding shares, to the Shareholder, and, in consideration therefor, the Shareholder shall issue to CCC one BVI Shares, representing 100% of its issued and outstanding shares, pursuant to the terms hereof.

1.2           CCC Deliverables.  CCC shall deliver to the Shareholder when this Agreement is executed (a) share certificates evidencing the CCC Shares, along with a Stock Power, an executed share transfer form transferring such CCC Shares to the Shareholder, as attached as Exhibit A; and (b) a good standing certificate from the State of Delaware, dated as of a recent date.

1.3           Shareholder Deliverables.  the Shareholder shall deliver to CCC when this Agreement is executed (a) share certificates evidencing the BVI Shares along with an executed share transfer form transferring such BVI Shares to CCC; and (b) a good standing certificate from BVI, dated as of a recent date.

SECTION II
REPRESENTATIONS AND WARRANTIES

Each Party hereby represents and warrants to the other Party:

2.1           Organization and Qualification.  Each corporation is duly incorporated and validly existing under the laws of the state of jurisdiction of incorporation, has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted or as contemplated to be conducted, to own, hold and operate its properties and assets as now owned, held and operated by it.

2.2           Authority.  Each Party has the right, power, authority and capacity to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement, and to perform Party’s obligations under this Agreement.  Assuming this Agreement has been duly and validly authorized, executed and delivered by the parties thereto other than Party, this Agreement constitutes the legal, valid and binding obligation of Party, enforceable against Party in accordance with its terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

2.3           No Violation.  Neither the execution or delivery by Party of this Agreement, nor the consummation or performance by Party of the transactions contemplated hereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Party’s organizational documents; or (b) contravene, conflict with, or result in a violation of, any law or order to which Party or any of the properties or assets of Party, may be subject.

2.4           Ownership of Shares.  Party owns, of record and beneficially, and has good, valid and indefeasible title to and the right to transfer to the other Party pursuant to this Agreement, the Party’s Shares (CCC Shares or BVI Shares respectively) free and clear of any and all Liens.  There are no options, rights, voting trusts, stockholder agreements or any other contracts or understandings to which Party is a party or by which Party or the Party’s Shares are bound with respect to the issuance, sale, transfer, voting or registration of the Party’s Shares.  At the execution of the Agreement, the other Party will acquire good, valid and marketable title to the Party’s Shares free and clear of any and all liens.

2.5           Litigation.  There is no pending proceeding against Party that involves the Party’s Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement and, to the knowledge of Party, no such proceeding has been threatened.

2.6           No Brokers or Finders.  No person has, or as a result of the transactions contemplated herein will have, any right or valid claim against Party for any commission, fee or other compensation as a finder or broker.

SECTION III
GENERAL PROVISIONS

3.1           Survival.  All representations, warranties, covenants, and obligations in this Agreement shall survive until the expiration of the applicable statute of limitation with respect to the underlying claim to which such representation, warranty, covenant, or obligation relates.

3.2           Right to Rescind.  The Company shall have the right to rescind this Agreement if the Company shall not be required to file periodic reports with the Securities and Exchange Commission by March 31, 2013.  If the Company exercises its right to rescind pursuant to this Section 3.2, the Company shall return the BVI Shares to the Shareholder and the Shareholder shall return the CCC Shares to the Company as soon as practicable but in no event greater than 20 business days after the Company’s rescission.

3.3           Written Changes, Waivers, Etc.  Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

3.4           Delays or Omissions.  Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party under this Agreement shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence thereto, or of a similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

3.5           Entire Agreement.  This Agreement constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto.  The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

3.6           Severability.  Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable, all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement, shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

3.7           Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon and be enforceable by the successors and assigns of the parties hereto.

3.8           Governing Law.  The validity, terms, performance and enforcement of this Agreement shall be governed and construed by the provisions hereof and in accordance with the laws of the State of Delaware applicable to agreements that are negotiated, executed, delivered and performed in the State of Delaware.

3.9           Counterparts.  This Agreement may be executed concurrently in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each Party and delivered to the other Party.

3.10         Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

3.11         Third Party Beneficiaries.  Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Parties any rights or remedies under or by reason of this Agreement.

3.12         No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

3.13         Headings.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Share Exchange Agreement as of the date first written above.

THE SHAREHOLDER: [NAME OF BVI ENTITY] By: ____________________________ Name: Its:	CCC: CHINA COMMERCIAL CREDIT INC. By: ____________________________ Name: Its:

Exhibit A

STOCK POWER

FOR VALUE RECEIVED, China Commercial Credit, Inc. (the “Company”) hereby transfers to Mr. [_______,] [______________________] Shares of the Company’s Common Stock, standing in the name of the Shareholder on the books of the Company, and does hereby irrevocably constitute and appoint Gersten Savage LLP as attorney-in-fact to transfer the said stock on the books of the Company will full power of substitution in the premises.

Date: August ___, 2012	CHINA COMMERCIAL CREDIT, INC.

By:
Name
Title